                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                                TODAY'S MAN, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                TODAY'S MAN, INC.
                                835 LANCER DRIVE
                          MOORESTOWN, NEW JERSEY 08057


               ---------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 19, 2002

               ---------------------------------------------------


To the Shareholders of Today's Man, Inc.:

         The 2002 Annual Meeting of Shareholders of Today's Man, Inc. will be held on July 19, 2002 at 10:00 a.m., prevailing time, at the offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania, for the purpose of considering and acting upon the following:

         1. To elect one Class I director to hold office for a term of four years and until his successor is duly elected and qualified, as more fully described in the accompanying Proxy Statement; and

         2. To transact such other business as may properly come before the Annual Meeting.

         Only shareholders of record at the close of business on June 19, 2002, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

         If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                         By Order of the Board of Directors


                                         LARRY FELD
                                         Vice President and Secretary
Moorestown, New Jersey
June 28, 2002

                                TODAY'S MAN, INC.
                                835 LANCER DRIVE
                          MOORESTOWN, NEW JERSEY 08057
                                 (856) 235-5656

                                ----------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                                -----------------

         The accompanying proxy is solicited by the Board of Directors of Today's Man, Inc. (the "Company") for use at the 2002 Annual Meeting of Shareholders (the "Meeting") to be held on July 19, 2002 at 10:00 a.m., prevailing time, at the offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about June 28, 2002.

         The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by officers, directors or employees of the Company, without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Company's Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of the shares they hold of record.

         Only shareholders of record, as shown on the transfer books of the Company, at the close of business on June 19, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 27,040,725 shares of Common Stock outstanding.

         Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed on the proxies. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock "for" the election of the nominee for director hereinafter named. Sending in a signed proxy will not affect a shareholder's right to attend the Meeting and vote in person since the proxy is revocable. Any shareholder who submits a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of the Company at any time before the proxy is voted.

         The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. All shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting.

         Each share of Common Stock is entitled to one vote on each matter which may be brought before the Meeting. The election of directors will be determined by a plurality vote and the nominee receiving the most "for" votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. Under the Pennsylvania Business Corporation Law, an abstention, withholding of authority to vote or broker non-vote will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

         As used in this Proxy Statement, "fiscal 1999," "fiscal 2000," "fiscal 2001" and "fiscal 2002" refer to the Company's fiscal years ended or ending January 29, 2000, February 3, 2001, February 2, 2002, and February 1, 2003, respectively.

                              ELECTION OF DIRECTORS

         The Company's Amended and Restated Articles of Incorporation provide that the Board of Directors shall consist of not less than four and not more than fifteen directors, with the exact number fixed by the Board of Directors. The Board has fixed the number of directors at seven.

         At the Meeting, shareholders will elect one Class I director to serve for a term of four years and until his successor is elected and qualified. Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy "for" the election of the listed nominee or, in the event of the inability of the nominee to serve for any reason, for the election of such other person or persons as the Board of Directors may designate to fill such vacancy. The Board has no reason to believe that the nominee will not be a candidate or will be unable to serve.

         The following table sets forth information, as of the Record Date, concerning the Company's directors and nominee for election to the Board of Directors. Mr. Leonard Wasserman, the director nominee, was nominated by the Board of Directors and currently serves as a director. The nominee has consented to being named in the Proxy Statement and to serve if elected.

                                                                                           Director      Term
                Name                   Age                      Position                     Since      Expires
-----------------------------------    ---      --------------------------------------     ---------    -------
David Feld.........................     54      Chairman of the Board                         1971        2005
Larry Feld ........................     51      Vice President, Store Development,            1971        2003
                                                 Secretary and Director
Neal J. Fox........................     67      Director                                      2000        2005
Verna K. Gibson (1)(2).............     59      Director                                      1992        2003
Eli Katz (1)(2)....................     30      Director                                      2000        2004
Leonard Wasserman..................     76      Director                                      1992        2002
Bruce Weitz........................     54      President and Chief Executive Officer         2000        2004
                                                 and Director

----------------------
(1)  Member of Audit Committee.
(2)  Member of Compensation Committee.

         The following information about the Company's directors is based, in part, upon information supplied by such persons.

         Mr. David Feld has been with the Company continuously since he founded it in 1971. He grew up in his family's retail business and opened the Company's first store in Philadelphia in 1971. Mr. David Feld has served as Chairman of the Board of the Company since its inception. Mr. David Feld also has served as Chief Executive Officer and, except for the period from March 1995 until July 1995, also has served as President of the Company from its inception until August 2000. On February 2, 1996, Mr. Feld filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. On August 13, 1997, the United States Bankruptcy Court for the District of New Jersey confirmed Mr. Feld's Chapter 11 Plan.

         Mr. Larry Feld has served as Vice President, Store Development since 1983 and as a Vice President, Secretary and Director of the Company since its inception in 1971. Messrs. David Feld and Larry Feld are brothers.

         Mr. Fox was appointed as a Director in May 2000 to fill a vacancy on the Board of Directors and became Vice Chairman of the Board and an employee of the Company in August 2000 with responsibility for Merchandising and Marketing. In November 2001, Mr. Fox resigned as Vice Chairman, Merchandising and Marketing but continues to work as a consultant for the Company. Mr. Fox was the Chief Executive Officer of Sulka, a luxury menswear retailer based in New York City, from 1989 through 1999. From 1983 to 1988, Mr. Fox was employed by Garfinckel's, Raleigh's and Co. or its predecessor, most recently as Chairman and Chief Executive Officer, and was also a principal shareholder. Prior to that, Mr. Fox was engaged in a retail and manufacturing consulting business from 1981 to 1983 and held senior management positions with I. Magnin (1976 to 1981), Bergdorf Goodman (1975 to 1976) and Neiman Marcus (1966 to 1975). Mr. Fox is also a director of I.C. Isaacs & Company, Inc., a designer and marketer of branded jeanswear and sportswear.

         Mrs. Gibson is a retail consultant. From 1985 to 1991, Mrs. Gibson was President and Chief Executive Officer of the Limited Stores Division of Limited Stores, Inc., which she joined as a trainee in 1971. From January 1991 through 1995, Mrs. Gibson served as President of Outlook Consulting Int., Inc. and in January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Mrs. Gibson served as Chairman of the Board of Petrie Retail, Inc. Petrie Retail filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code in October 1995. From 1993 to fall 1999, Mrs. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm. Mrs. Gibson is also a director of Chicos FAS, Inc., a women's clothing and accessory retailer.

         Mr. Katz was appointed as a Director in May 2000 to fill a vacancy on the Board of Directors. Mr. Katz has been the Chief Executive Officer of Homeclick.com, an online retailer of high-end home furnishings, since October 2000. Prior to that, he was the Chief Executive Officer of Lanac.com, an online retailer of upscale home furnishings and jewelry, since 1999. Prior to that, he was employed by iBeauty.com (formerly Fragrance Counter.com, a subsidiary of Allou Health & Beauty Care), most recently as President and Chief Operating Officer. This company was an online retailer of prestige fragrances and cosmetics founded by Mr. Katz in 1995. From 1994 to 1995, Mr. Katz was employed by Allou Health & Beauty Care, a distributor of health and beauty products, as Director of Special Sales.

         Mr. Wasserman joined the Company in 1983 as a consultant to assist in strategic planning and marketing development and was appointed to the Office of the President in 1991 and a director in 1992. Mr. Wasserman was named Executive Vice President in 1995 and served in that position until his retirement in January 2000. Thereafter, Mr. Wasserman provided consulting services to the Company until October 2001. Between 1982 and 1983, Mr. Wasserman was President and Chief Executive Officer of the Lionel Corporation and, prior thereto, was President of its Kiddie City Division for 11 years. Mr. Wasserman founded Kiddie City in 1957.

         Mr. Weitz was appointed as a Director in May 2000 to fill a vacancy on the Board of Directors and became President and Chief Executive Officer in August 2000. Mr. Weitz was the Chairman, President and Chief Executive Officer of Duane Reade Drugstores, located in New York City, from 1992 to 1996. From 1988 to 1992, he was President and Chief Operating Officer of Grossman's Inc., a Massachusetts based home improvement chain. Prior to that, he was employed by First National Supermarkets, a Connecticut based supermarket chain, most recently as President, Eastern Division.

Board of Directors, Committees and Attendance at Meetings

         The Board of Directors held six meetings during fiscal 2001. Each director attended 75% or more of the meetings of the Board and committees of which they were members during fiscal 2001.

         The Board of Directors has appointed a Compensation Committee to review and make recommendations to the Board regarding compensation of executive officers. The Compensation Committee also administers the Company's Management Stock Option Plan. During fiscal 2001, the Compensation Committee held no meetings.

         The Board of Directors also has appointed an Audit Committee. The responsibilities of the Audit Committee are described in the Audit Committee Charter adopted by the Audit Committee and the Board of Directors, a copy of which was attached as Appendix A to Company's Proxy Statement relating to the 2001 Annual Meeting of Shareholders. The Audit Committee currently consists of Verna K. Gibson and Eli Katz. Each member of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee held one meeting during fiscal 2001.

         The Board of Directors has not appointed a standing Nominating Committee. See "Shareholder Proposals" for information concerning the nomination of directors for election.

Director Compensation

         Each director of the Company who is not also an employee receives an annual fee of $5,000 and a fee of $1,000 for each meeting of the Board or any committee of the Board attended, plus reimbursement of expenses incurred in attending meetings. All directors, including non-employee directors, are entitled to receive options under the Management Stock Option Plan.

Consulting Agreement with Leonard Wasserman

         On January 31, 2000, the Company entered into a consulting agreement with Leonard Wasserman, pursuant to which Mr. Wasserman retired as an employee of the Company and agreed to provide consulting services for a period of 21 months for a consulting fee of $21,642.67 per month. This agreement expired in October 2001.

Consulting Agreement with Neal J. Fox

         On November 30, 2001, the Company entered into a consulting agreement with Neal J. Fox, pursuant to which Mr. Fox agreed to provide consulting services during the period from February 3, 2002 to January 21, 2003 for a fee of $329,000, payable in monthly installments.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth as of April 22, 2002 certain information with respect to the beneficial ownership of the Common Stock (i) by each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table and (iv) by all directors, nominees for directors and executive officers of the Company as a group. Except as otherwise indicated, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

                                                                 Shares
                                                         Beneficially Owned (1)
                                                        ------------------------
                                                           Number        Percent
                                                        ------------------------
David Feld (2).....................................     8,507,714         31.2%
Larry Feld (3) ....................................       306,055          1.1
Neal J. Fox (4)....................................        60,000           *
Verna K. Gibson (5)................................       388,300          1.4
Frank E. Johnson (6)...............................       441,165          1.6
Eli Katz (7).......................................        65,000           *
Leonard Wasserman (8)..............................       313,131          1.2
Mycal Webster (9)..................................       317,634          1.2
Bruce Weitz (10)...................................     1,226,300          4.5
All directors and executive officers as a group
 (total of 10 persons) (11)........................    11,650,299         40.7

----------------------------
* Less than one percent.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after April 22, 2002. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes options to purchase 250,000 shares under the Management Stock Option Plan. Also includes 1,175 shares allocated to Mr. David Feld's account in the 401(k) Profit Sharing Plan and 210,000 shares currently held by Mr. Feld which are subject to an option purchase agreement held by Alex. Brown Incorporated. A total of 5,439,578 shares have been pledged by Mr. David Feld to secure certain personal loans. Excludes 124,100 shares held in trusts for the benefit of Mr. David Feld's children, as to which Mr. David Feld disclaims beneficial ownership. Mr. David Feld's address is c/o Today's Man, Inc., 835 Lancer Drive, Moorestown, New Jersey 08057.

(3) Includes options to purchase 100,000 shares under the Management Stock Option Plan. Also includes 1,197 shares allocated to his account in the 401(k) Profit Sharing Plan and 100 shares held by Mr. Larry Feld in trust for his son.

(4) Consists of options to purchase 60,000 shares under the Management Stock Option Plan.

(5) Includes options to purchase 100,000 shares under the Management Stock Option Plan and 800 shares owned jointly with her husband.

(6) Includes options to purchase 400,000 shares under the Management Stock Option Plan. Also includes 2,199 shares allocated to his account in the 401(k) Profit Sharing Plan.

(7) Includes options to purchase 60,000 shares under the Management Stock Option Plan.

(8) Includes 31,878 shares which Mr. Wasserman has agreed to transfer to the Company as part of the forgiveness of certain debt owed to the Company. Also includes 2,131 shares allocated to his account in the 401(k) Profit Sharing Plan and 124,100 shares held in trusts for the benefit of Mr. David Feld's children for which trusts Mr. Wasserman is trustee. Excludes shares held in trusts for the benefit of Mr. Wasserman's children and grandchildren. Mr. Wasserman disclaims beneficial ownership as to all such trust shares.

(9) Includes options to purchase 250,000 shares under the Management Stock Option Plan and 6,324 shares allocated to his account in the 401(k) Profit Sharing Plan.

(10) Includes options to purchase 330,000 shares under the Management Stock Option Plan

(11) Includes an aggregate of options to purchase 1,575,000 shares under the Management Stock Option Plan held by all directors and executive officers as a group.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 2001 except that Mr. Bruce Weitz did not timely file a statement of changes of beneficial ownership of securities on Form 4 with respect to a purchase of stock in June 2001.

                             EXECUTIVE COMPENSATION

Compensation Committee Report

         The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long term incentive compensation in the form of stock options, and various benefits generally available to all full-time employees of the Company, including participation in group medical and life insurance plans and the 401(k) Plan. The Company seeks to be competitive with compensation programs offered by companies of a similar size within the retail industry based on formal and informal surveys conducted by the Company.

         Decisions with respect to the compensation of executives officers are made by the Compensation Committee.

         Base Salary. Prior to the beginning of each fiscal year, financial and other goals are established for the Company. Each executive officer is responsible for accomplishing the goals pertaining to his area of responsibility. At the end of each fiscal year, a performance review takes place with each executive officer to measure performance against those objectives. Base salary decisions are made based on the results of the performance review as well as other considerations such as the executive officer's level of responsibility, years of service with the Company and professional background. To reduce expenses in fiscal 2001, the Company reduced the salaries of several executive officers named in the Summary Compensation Table.

         Annual Incentive Compensation. The Annual Incentive Bonus Plan (the "Incentive Plan") is designed to promote the interest of the Company by providing meaningful incentive compensation to management and key professionals to drive performance. The plan is designed to provide incentive opportunities dependent upon the achievement of predetermined performance goals which are measured relative to earnings before interest, income taxes, depreciation and amortization ("EBITDA"). No payouts were made under this plan for fiscal 2001. Mr. Weitz is eligible to receive an annual bonus under their employment agreements, but no bonus was paid for fiscal 2001. See "Employment Agreement."

         Stock Options. The Company uses the Management Stock Option Plan (the "Management Plan") as additional incentive plan for officers, key employees and directors. The purpose of the Management Plan is to attract and retain officers, key employees and directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. The Management Plan replaced the Company's Employee Stock Option Plan, Director Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (the "Prior Plans"). All options outstanding under the Prior Plans were automatically terminated upon confirmation of the Company's Plan of Reorganization.

         The Management Plan authorizes the Compensation Committee to award stock options to officers, key employees and directors. Stock option grants are determined by the Compensation Committee based upon recommendations of senior management and are made at a level calculated to be competitive within the retail industry. In general under the Management Plan, options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant and are exercisable according to a vesting schedule determined by the Compensation Committee at the time of grant. In fiscal 2001, the Compensation Committee did not grant any options to the executive officers of the Company named in the Summary Compensation Table.

         Determination of Compensation of Chief Executive Officer. Mr. Bruce Weitz is the President and Chief Executive Officer of the Company. Mr. Weitz's compensation is governed by the terms of his employment agreement. See "Employment Agreement." Mr. Weitz agreed to a salary reduction during fiscal 2001 to help the Company reduce expenses.

         Policy with respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid during a taxable year to the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain performance-based compensation. The Compensation Committee continually evaluates to what extent Section 162(m) will apply to its compensation programs.

         Members of the Compensation Committee during fiscal 2001: Verna K. Gibson and Eli Katz.

Summary Compensation Table

         The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the five other most highly compensated executive officers of the Company for services rendered in all capacities for fiscal 2001, fiscal 2000 and fiscal 1999.

                                                                                           Long-Term
                                                          Annual Compensation            Compensation
                                                 --------------------------------------  ------------
                                                                                          Securities
                                                                           Other Annual   Underlying       All Other
   Name and Principal Position     Fiscal Year    Salary          Bonus    Compensation     Options       Compensation
--------------------------------   -----------   --------        ------   -------------    ---------      ------------
David Feld (2)..................      2001       $161,500        $  --    $    --                --        $    1,640
Chairman of the Board                 2000        190,000           --         --                --             4,200
                                      1999        190,000           --         --                --             3,298

Larry Feld......................      2001        195,000           --         --                --               348
Vice President Store Development      2000        195,000           --         --                --             3,218
                                      1999        189,615           --         --                --             4,126

Neal J. Fox (3).................      2001        340,000           --         --                --               163
Vice Chairman, Merchandising and      2000        176,923           --     20,350 (4)       480,000 (5)            --
Marketing                             1999             --           --         --                --                --

Frank E. Johnson................      2001        221,000           --         --                --             1,986
Executive Vice President and          2000        260,000           --         --           200,000             4,200
Chief Financial Officer               1999        251,923           --         --                --             4,055

Mycal Webster...................      2001        191,250           --         --                --             1,865
Executive Vice President, Store       2000        225,000           --         --           200,000             4,420
Operations                            1999        211,539           --         --                --             3,538

Bruce Weitz (6).................      2001        340,000           --         --                --             1,457
President   and  Chief   Executive    2000        184,615           --     20,370 (4)       480,000 (5)            --
Officer                               1999             --           --         --                --                --


----------------------------

(1) Represents the Company's matching contribution under the 401(k) Profit Sharing Plan.

(2) Mr. David Feld was also President and Chief Executive Officer of the Company until August 2000.

(3) Mr. Fox became a director of the Company in May 2000 and Vice Chairman, Merchandising and Marketing, in August 2000 until his resignation from such position in November 2001.

(4) Includes relocation expenses of $14,450 paid on behalf of each of Mr. Fox and Mr. Weitz. The cost of perquisites is not disclosed for any other executive officers because the disclosure threshold (the lower of $50,000 or 10% of salary plus bonus) was not reached in the year presented.

(5) Does not include options to purchase 100,000 shares granted to each of Mr. Fox and Mr. Weitz upon their appointment as directors in May 2000.

(6) Mr. Weitz became a director of the Company in May 2000 and President and Chief Executive Officer in August 2000.

Option Grants in Last Fiscal Year

         No options were granted in fiscal 2001 to the executive officers of the Company named in the Summary Compensation Table.

Aggregated Option Exercises in Last Year and Fiscal Year-End Option Value

         The following table sets forth certain information concerning the number and value of unexercised options held at the end of fiscal 2001 by the executive officers of the Company named in the Summary Compensation Table.

                                                                Number of Securities           Value of Unexercised
                                   Shares                      Underlying Unexercised     In-the-Money Options at Fiscal
                                 Acquired on      Value       Options at Fiscal Year-End             Year-End
             Name                 Exercise     Realized(1)    Exercisable/Unexercisable    Exercisable/Unexercisable(2)
-------------------------------  -----------  ------------    --------------------------   -----------------------------
David Feld.....................      --            --                250,000/0                        $0/$0
Larry Feld.....................      --            --                100,000/0                         0/0
Neal J. Fox(3).................      --            --                   0/0                            0/0
Frank E. Johnson...............      --            --                400,000/0                         0/0
Mycal Webster..................      --            --                250,000/0                         0/0
Bruce Weitz (3)................      --            --             270,000/210,000                      0/0

--------------------------
(1)  No options were exercised by the named executive officers in fiscal 2001.

(2) The last sale price of the Common Stock on February 1, 2002, the last trading day in fiscal 2001, as reported on the OTC Bulletin Board, was $0.150 per share.

(3) Does not include options to purchase 100,000 shares granted each of Mr. Fox and Mr. Weitz upon their appointment as directors in May 2000.

Employment Agreement

         In August 2000, the Company entered into employment agreement with Bruce Weitz. Under the agreement, Mr. Weitz is employed as the Company's Chief Executive Officer at an annual salary of $400,00 and is eligible for an annual bonus of up to $200,000, determined by the Compensation Committee of the Board of Directors based upon: (i) the Company's financial performance and condition,
(ii) the executive's performance in view of goals and standards adopted by the Board of Directors, and (iii) market conditions. In addition, Mr. Weitz was granted an option to purchase 280,000 shares at the fair market value of the common stock on the date of the agreement and is entitled to other benefits under the agreement.

         Mr. Weitz's employment will terminate upon his death and may be terminated by the Company due to disability, for cause or, after the first year of the term, upon 30 days prior notice to the executive. Mr. Weitz may terminate his employment for good reason, defined as the material breach of the agreement by the Company. If, at any time prior to August 30, 2004, the Company terminates Mr. Weitz's employment without cause or Mr. Weitz terminates his employment for good reason, then:

         o the Company will pay Mr. Weitz a severance payment equal to Mr. Weitz's annual base salary in effect on the date of termination, payable in four equal quarterly installments, and

         o Mr. Weitz's stock option granted under the agreement will immediately vest as to 50% of the shares subject to the option, in addition to any shares previously vested.

         No severance payment is payable if Mr. Weitz is terminated after August 31, 2004. The agreement also contains noncompetition, nondisclosure and nonsolicitation covenants.

         The Company had entered into a similar agreement with Neal J. Fox in connection with his employment as Vice Chairman, Merchandising and Marketing in August 2000 until his resignation in November 2001.

Management Stock Option Plan

         The Company's Management Stock Option Plan ("Management Plan") was adopted by the Board in July 1997 and approved by the Bankruptcy Court on December 12, 1997. The Management Plan was amended by the Board in January 2001 to increase the number of shares of Common Stock authorized for issuance under the Management Plan by 2,550,000 shares. The purpose of the Management Plan is to attract and retain officers, key employees and directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. The Management Plan replaced the Company's Employee Stock Option Plan, Director Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (the "Prior Plans"). All of the options which were outstanding under the Prior Plans terminated automatically upon the confirmation of the Company's Plan of Reorganization. Payment of the exercise price for options granted under the Management Plan may be made in cash, shares of Common Stock or a combination of both. Options granted pursuant to the Management Plan may not be exercised more than ten years from the date of grant.

         All officers, key employees and directors of the Company or any of its current or future parents or subsidiaries are eligible to receive options under the Management Plan. No individual may receive options under the Management Plan for more than 25% of the total number of Shares of Common Stock authorized for issuance under the Management Plan.

         The Management Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the optionees and determines the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Board of Directors may modify, amend, suspend or terminate the Management Plan, provided that such action may not affect outstanding options.

         Options to purchase an aggregate of 5,000,000 shares of Common Stock may be granted pursuant to the Management Plan (subject to appropriate adjustments to reflect changes in the capitalization of the Company). Options granted under the Management Plan may be incentive stock options ("Incentive Options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify ("Non-Qualified Options"); provided that the Company may grant only 2,450,000 Incentive Options. The option price for Incentive Options issued under the Management Plan must be equal at least to the fair market value of the Common Stock on the date of the grant of the option, provided, however, that if an Incentive Option is granted to an individual who, at the time the option is granted, is deemed to own more than 10 percent of the total combined voting power of all classes of stock of the Company (a "10% Shareholder"), the option price will be at least 110 percent of the fair market value on the date of grant. The option price for Non-Qualified Options issued under the Management Plan may, in the sole discretion of the Committee, be less than the fair market value of the Common Stock on the date of the grant of the option. The fair market value of the Common Stock on any date shall be determined by the Committee in accordance with the Management Plan and generally shall be the last reported sale price of the Common Stock on the Nasdaq National Market on such date, or if no sale took place on such day, the last such date on which a sale took place.

         All unexercised options terminate three months following the date an optionee ceases to be employed by the Company or any parent or subsidiary of the Company, other than by reason of disability or death (but not later than the expiration date), whether or not such termination is voluntary, except that if an optionee is terminated for cause, all unexercised options will terminate immediately. Any option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative within one year after the employee dies or ceases to be an employee (but not later than the expiration date). Options are not transferable except in the event of death to the decedent's estate. No options may be granted under the Management Plan after July 30, 2007.

         Severance Plan. The Company adopted a Severance Plan to encourage the continued employment of its employees during the Company's bankruptcy proceeding. The provisions of the Severance Plan continued upon the Company's emergence from its bankruptcy proceedings. All employees are entitled to participate in the Severance Plan. In the event an employee's employment is terminated by the Company without "Cause," such employee will be entitled to a continuation of his or her base salary for a period of time based on the individual's position and, in some cases, length of service with the Company. "Cause" is defined as the willful and continued failure of the employee to perform his or her duties or the willful engaging by employee in illegal conduct or gross misconduct materially injurious to the Company. In addition, the employee is entitled to continued medical benefits during the severance period, subject to reduction or elimination in the event that the employee obtains medical benefits as a result of new employment. Under the Severance Plan, executive officers will be entitled to receive their base salary for six to 18 months after termination of their employment without Cause, depending on their position, except that any compensation received by an executive officer who is a Vice President or above as a result of new employment obtained during the severance period will be set off against and reduce up to a maximum of one-half of the amount of severance payable to the former executive officer.

         Change in Control Plan. The Company adopted a Change in Control Plan for its executive officers and vice presidents which provides that, in the event their employment is terminated by such employee voluntarily for "good cause" or involuntarily without cause, they will be entitled to a lump sum cash payment consisting of their base salary through the date of termination, a proportionate bonus based upon the highest annual bonus, a pro rata retention bonus, if applicable, one or two times, depending on their position, the executive's base salary equal to or greater than the highest base salary paid to the executive by the Company during the previous year and unpaid deferred compensation and vacation pay. In addition, the executive is entitled to continued employee welfare benefits for one or two years, depending upon their position. There is no obligation under the part of the executive to mitigate damages. Good reason means: the diminution of responsibilities, assignment to inappropriate duties, adjustments to compensation or benefits provisions such that (a) the monthly base salary is less than the highest monthly base salary paid to the executive by the Company during the previous year, (b) annual incentive bonus opportunities which are substantially similar to those which were available prior to the change of control, (c) any earned retention bonus which is not paid according to the award schedule or (d) savings, welfare benefits, fringe benefits or retirement plan participation which is not substantially similar to that which was in effect prior to the change of control, transfer more than 50 miles, a purported termination of the Agreement by the Company other than in accordance with the Agreement, or failure of the Company to require any successor to the Company to comply with the Agreement. Determination by the executive of "good reason" shall be conclusive if made in good faith.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee currently consists of Verna K. Gibson and Eli Katz. No person who served as a member of the Compensation Committee during 2001 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the Securities and Exchange Commission. Additionally, there were no compensation committee "interlocks" during 2001, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee.

Certain Relationships and Related Transactions

         Executive Equity Plan Loans. The Company made loans to the former participants of the Company's Executive Equity Plan to permit them to pay their federal and state income tax resulting from the termination of that plan in 1992 and the conversion of the participant's interests in the plan into shares of Common Stock, including a loan of $272,798 to Mr. Larry Feld. These loans bear interest at 1% above the prime rate, were payable in a single payment of principal and interest on April 14, 1996 (plus a 30 day grace period), subject to prepayment if the shares are sold or the participant's employment with the Company terminates, and are secured by a pledge of a portion of the shares. The Company believes that the interest rate of these loans was comparable to the interest rate that participants could obtain from unaffiliated parties but that the repayment terms are more favorable. Certain of these loans, including Mr. Larry Feld's loan, are past due. The Company currently is evaluating appropriate arrangements with the obligors of these loans.

         Leases. The Company leases its executive offices, distribution center and certain adjoining land, located in Moorestown, New Jersey, and three of its superstores from Mr. David Feld. Set forth below is information with respect to those leases. Except as noted below, the Company pays an annual base rental and all operating expenses during the term of the lease, including property taxes and insurance. None of the leases have unexercised renewal options.

                                           Lease         Lease
                                       Commencement   Termination   Annual Base
              Location                      Date          Date      Rental (1)
-------------------------------------  -------------  -----------  -------------
Center City Philadelphia, PA.........      1980           n/a       $365,700 (2)
Deptford, NJ.........................      1985           2013       245,600 (3)
Moorestown, NJ.......................      1988           2009       739,200
Langhorne, PA........................      1988           2008       398,800 (3)

--------------------------
(1) Does not include taxes, insurance and other operating expenses payable by the Company.

(2) The Company closed this store in the third quarter of fiscal 2000, but remains obligated to pay rent under the lease.

(3)  Increases annually based upon increases in the Consumer Price Index.

         The Company leases from Mr. David Feld a parcel of land adjacent to the Company's Montgomeryville store for use as a parking lot pursuant to a two year lease which expired in March 1994. The Company paid an annual base rental of $81,000 plus all operating expenses during the term of this lease. The Company continues to lease this parcel on a month-to-month basis.

         In fiscal 2001, the Company paid an aggregate of $1,817,300 to Mr. David Feld under all leases with him. The Company believes that the terms of each of the leases with Mr. David Feld are no less favorable to the Company than those generally available from unaffiliated third parties. The Company will not lease additional facilities to or from any officers, directors or affiliated parties without the approval of its non-employee directors.

Stock Performance Graph

         The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the Nasdaq Stock Market Index and the Nasdaq Retail Trade Stock Index, assuming an investment of $100 in each on January 31, 1997, and, in the case of the Indexes, the reinvestment of all dividends. The data points used for the performance graph are listed below.







                                [GRAPH OMITTED]







-----------------------------------------------------------------------------------------------------------------------
         Performance Graph Data Points             1/31/97     1/30/98    1/29/99     1/28/00      2/2/01     2/1/02
------------------------------------------------- ----------- ---------- ----------- ----------- ----------- ----------
Today's Man, Inc. Common Stock                         100        130          80          33          15          7
------------------------------------------------- ----------- ---------- ----------- ----------- ----------- ----------
NASDAQ Stock Market Index                              100        118         185         283         189        140
------------------------------------------------- ----------- ---------- ----------- ----------- ----------- ----------
NASDAQ Retail Trade Stock Index                        100        117         143         119          87        105
-----------------------------------------------------------------------------------------------------------------------

                              SHAREHOLDER PROPOSALS

         Under the Company's Bylaws, shareholder proposals with respect to the 2003 Annual Meeting of Shareholders, including nominations for directors, which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company not later than February 28, 2003. Any such proposals must be in writing and sent either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid to Today's Man, Inc., 835 Lancer Drive, Moorestown, NJ 08057, Attention: Secretary of the Company. Each nomination or proposal must include the information required by the Bylaws. All late or nonconforming nominations and proposals will be rejected.

         Shareholder proposals for the 2003 Annual Meeting of Shareholders must be submitted to the Company by February 28, 2003 to receive consideration for inclusion in the Company's Proxy Statement relating to the 2003 Annual Meeting of Shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8.

         In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company's 2002 Annual Meeting of Shareholders is February 28, 2003. As to all such matters which the Company does not have notice on or prior to February 28, 2003, discretionary authority shall be granted to the persons designated in the Company's proxy related to the 2003 Annual Meeting of Shareholders to vote on such proposal.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The appointment of an independent public accountant is approved annually by the Board of Directors based upon the recommendation of the Audit Committee. The firm of Ernst & Young LLP, Philadelphia, Pennsylvania, was the Company's independent public accountants for fiscal 2001 and has been selected as the Company's independent accountants for fiscal 2002. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of the Company's annual financial statements for fiscal 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal 2001 were $200,000.

         Financial Information Systems Design and Implementation Fees. The Company did not engage Ernst & Young LLP to provide professional services related to financial information systems design and implementation for fiscal 2001.

         All Other Fees. The aggregate fees billed for services rendered by Ernst & Young LLP, other than for services covered by the preceding two paragraphs, totaled $101,743 for fiscal 2001, including $22,000 for audit related services.

         The Audit Committee has considered and determined that the services provided by Ernst & Young LLP are compatible with Ernst & Young LLP maintaining its independence.

Audit Committee Report

         The Audit Committee has reviewed and discussed the audited financial statements with the Company's management. The Audit Committee also discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Ernst & Young LLP their independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001 for filing with the Securities and Exchange Commission.

The Audit Committee

Verna K. Gibson
Eli Katz

                                  OTHER MATTERS

         The Company is not presently aware of any matters (other than procedural matters) which will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company did not have notice on or prior to February 27, 2002 are to be presented at the Meeting;
(ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting;
(iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and
(v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                   ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

         This Proxy Statement is accompanied by the Company's Annual Report to Shareholders for fiscal 2001. The Annual Report to Shareholders includes the Company's Annual Report on Form 10-K for fiscal 2001 as filed with the Securities and Exchange Commission.

         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2001 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO:

                           TODAY'S MAN, INC.
                           835 LANCER DRIVE
                           MOORESTOWN, NJ 08057
                           ATTENTION: FRANK E. JOHNSON, EXECUTIVE VICE
                                      PRESIDENT AND CHIEF FINANCIAL OFFICER


                                             By Order of the Board of Directors



                                             LARRY FELD
                                             Vice President and Secretary

Moorestown, New Jersey
June 28, 2002

                                   Appendix A

                                      PROXY
                                TODAY'S MAN, INC.
                 ANNUAL MEETING OF SHAREHOLDERS -- JULY 19, 2002
       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TODAY'S MAN, INC.

The undersigned hereby constitutes and appoints Frank E. Johnson and David J. Brown, and each of them, as attorneys and proxies for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Shareholders of Today's Man, Inc. (the "Company") to be held on the 19th day of July 2002, and at any postponement or adjournment thereof, and to vote all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

PROPOSAL 1. FOR [ ] the election of Leonard Wasserman as a Class I director of the Company to hold office for a term of four years and until his successor is duly elected and qualified.

To withhold authority to vote for all nominees as a director, please check this box. [ ]

To withhold authority to vote for an individual nominee, print that nominee's name on the space provided below:

--------------------------------------------------------------------------------

PROPOSAL 2. To transact such other business as may properly come before the Annual Meeting.



                  (continued and to be signed on reverse side)

         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE FOR THE ELECTION OF THE NOMINEE LISTED IN PROPOSAL 1.

         BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

         The undersigned hereby acknowledges receipt of the Company's 2001 Annual Report to Shareholders, Notice of the Company's 2002 Annual Meeting of Shareholders and the Proxy Statement relating thereto.



                             DATE:                                   , 2002
                                   ----------------------------------
                                         (Please date this Proxy)


                                   ----------------------------------



                                   ----------------------------------
                                               Signature(s)
                                   Please sign your name exactly as
                                   it appears on this proxy
                                   indicating any official position
                                   or representative capacity. If
                                   shares are registered in more than
                                   one name, all owners must sign.



PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.